EXHIBIT 10.4

MENTOR CORPORATION

STOCK PURCHASE PLAN

                This Stock Purchase Plan ("Purchase Plan") is entered into between Citigroup Global Markets Inc. ("CGM") and Mentor Corporation ("the Company") for the purchase of shares of common stock ("Stock") issued by the Company in a manner that complies with the requirements of Rule 10b5-1 ("Rule") under the Securities Exchange Act of 1934 ("Exchange Act").  This Purchase Plan shall be the exclusive means by which the Company effects any purchases of shares of Stock in open market transactions pursuant to Rule 10b-18 of the Exchange Act; provided, however, that the Company shall not be precluded from purchasing shares in transactions other than pursuant to Rule 10b-18 or commencing a tender or exchange offer for its shares pursuant to Regulation 14D promulgated by the Securities and Exchange Commission under the Exchange Act.

A.)  Purchase Plan Requirements

1)  Commencing on the beginning of the third trading day after the Company's public earnings release for the quarterly period ending June 30, 2006 ("Commencement Date"), and continuing through and including a period of twelve (12) months thereafter, CGM shall act as the Company's exclusive agent to purchase Stock under this Purchase Plan.  During the time this Purchase Plan is in effect the Company will make no purchases of Stock through anyone other than CGM pursuant to the Purchase Plan or Rule 10b-18; provided, however, that the Company shall not be precluded from purchasing shares in transactions other than pursuant to Rule 10b-18 or commencing a tender or exchange offer for its shares pursuant to Regulation 14D promulgated by the Securities and Exchange Commission under the Exchange Act (except as set forth in Section E.1.d of this Purchase Plan).

2.)  On the Commencement Date, the Company will notify CGM of the aggregate number of shares of Stock purchased by the Company and affiliated purchasers, in block purchases that were made on any day(s) in lieu of the 25% average daily trading volume condition for such day(s), during the current and last four calendar weeks.  During the course of the Purchase Plan, the Company will notify CGM promptly of any block purchases that are made by affiliated purchasers on any day(s) in lieu of the 25% average daily trading volume condition for such day(s).  Purchases made by CGM pursuant to this Purchase Plan shall be made at the prevailing market prices, pursuant to the limitations stated in the Company's written instructions in Appendix A, attached hereto, in open market transactions in accordance with the provisions of Rule 10b-18.  However, notwithstanding the preceding sentence, the Company acknowledges that CGM cannot purchase in accordance with the provisions of Rule 10b-18 (i) if an affiliated purchaser is soliciting through another broker or dealer on the same day that CGM is soliciting purchases for the Company, (ii) on any day that an affiliated purchaser purchases a block of stock in lieu of purchasing under the 25% average daily trading volume condition for such day, or (iii) if purchases made by an affiliated purchaser when aggregated with purchases made by the Company exceed the 25% average daily trading volume limitation. CGM shall be entitled to a commission of $0.04 per share. CGM's sole compensation for services rendered under this Purchase Plan shall be a commission of $0.04 cents per share of Stock purchased.

3.)  For purposes of this Purchase Plan, a business day shall be any day on which the New York Stock Exchange is open for trading.

4.)  The first purchase under the Purchase Plan may not occur until after the later of (i) the termination of the next quarterly blackout period (as defined in the Company's insider trading compliance program) following the adoption of the Purchase Plan or (ii) 30 calendar days after the adoption of this Purchase Plan.

5.)  The number of shares of Stock, other share amounts and prices, if applicable, set forth in this Section A and on Appendix A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Company that occurs during the term of this Purchase Plan.

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B.)  Discontinuation or Suspension of Purchases

The Company acknowledges and agrees that CGM may discontinue or suspend purchases under this Purchase Plan in the event that:

1.)  In the opinion of CGM's counsel, effecting such purchases would result in a violation of applicable law or a breach of any contract to which CGM or its affiliates are a party or by which it or its affiliates are bound.

2.)  The Company's counsel notifies CGM that such purchases would result in a violation of applicable law by the Company.

3.)  Trading in the Stock is halted or suspended.

4.)  If the Company files a registration statement with the SEC relating to sale of the Stock (or any security into which the Stock is convertible), other than pursuant to a registration statement on Form S-8 or an automatic shelf registration statement in which no specific issuance of securities is contemplated at such time.

5.)  If the Company notifies CGM that it has commenced a tender or exchange offer for its securities, the effect of which tender or exchange offer shall not be to (i) reduce the number of shares of the Stock authorized for repurchase under the Purchase Plan, (ii) that the shareholders of the Company immediately prior to the closing of the tender or exchange offer and (iii) the listing of the Stock on the New York Stock Exchange shall not terminate.  In the event that the criteria set forth in the prior sentence are not satisfied as to any tender or exchange offer commenced by the Company, the Purchase Plan shall terminate.

6.)  The Company notifies CGM in writing that purchases are to be discontinued and this Purchase Plan is terminated.

Such discontinuation or suspension of purchases under this Purchase Plan shall remain in effect until any such event no longer exists.

C.)  The Company's Representations, Warranties and Covenants

The Company makes the following representations, warranties and covenants, each of which shall continue while this Purchase Plan is in effect.

1.)  At the time of the Company's execution of this Purchase Plan, the Company is not aware of any material, non-public information with respect to its business.  The Company is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.

2.)  Purchases of Stock under this Purchase Plan are permitted by the Company's internal policy concerning insider trading.

3.)  The Company agrees not to enter into or alter any corresponding or hedging transaction with respect to the Stock while this Purchase Plan remains in effect.

4.)  This Purchase Plan constitutes the Company's legal, valid and binding obligation enforceable against the Company in accordance with its terms.  There is no litigation, arbitration or other proceeding pending, or to the Company's knowledge threatened, that would prevent or interfere with the Company's purchase of the Stock under this Purchase Plan.

5.)  Except as contemplated by Section A.2 of this Purchase Plan, the Company acknowledges and agrees that it does not have authority, influence or control over any purchase effected by CGM pursuant to this Purchase Plan and the Company will not attempt to exercise any authority, influence or control over purchases.  CGM agrees not to seek advice from the Company with respect to the manner in which it effects purchases under this Purchase Plan.

6.)  The Company will not provide the CGM broker for this Purchase Plan with any material nonpublic information regarding the Company at any time and the Company hereby instructs the broker that broker is not to inform the Company prospectively of the timing, amount or price of any sales under the Purchase Plan that broker intends to make.  The Company and the Purchase Plan broker shall only communicate with the Purchase Plan broker in writing.

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In addition, CGM hereby notifies the Company that it maintains an Information Barrier Policy which, in accordance with Rule 10b-5 of the Exchange Act, prohibits its employees from trading while in possession of material non-public ("inside") information or from disclosing such information to others, so that they may act on such information. Employees in possession of such information are prohibited generally from: purchasing, selling or exchanging such securities for their own accounts; soliciting client orders to purchase, sell or exchange the securities; issuing research reports, recommendations or comments which could be construed as recommendations concerning the securities; or disclosing such information or any conclusions based thereon to any other person in or outside CGM so that they may act on such information, except as permitted by the CGM's compliance department.  The prohibitions against insider trading remain in effect until the inside information has been fully disclosed to the public or is no longer material.

7.)  Except as specifically contemplated hereby, the Company shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Company and the transactions contemplated hereby, including, without limitation, reporting and filing requirements; provided, however, that CGM will provide the Company with email confirmation for each transaction under this Purchase Plan undertaken by CGM no later than the close of business on the next trading day after the date of any execution so that the Company may timely file any reports required under the Exchange Act.

D.)  Modification of this Purchase Plan

1.)  Any modification of this Purchase Plan by the Company will be made in good faith and not as part of a scheme to evade the prohibitions of the Rule, and only with CGM's written consent.

2.)  In particular, the Company agrees that it will not modify or propose to modify this Purchase Plan at any time that it is aware of any material non-public information about it and/or the Stock.  Modifications to this Purchase Plan may be made only when the Company's trading window is open (as defined in its insider trading compliance program).

3.)  Modifications to this Purchase Plan may be made only in writing.

4.)  Modifications to this Purchase Plan shall not become effective until the later of (i) the termination of the next quarterly blackout period (as defined in the Company's insider trading compliance program) or (ii) 30 days following the modification.

5.)  Modifications to the Purchase Plan must have a minimum duration of at least one year from the time when purchases may first occur under the modified plan in accordance with these requirements.

6.)  Termination of this Purchase Plan by the Company shall not be deemed a modification of this Purchase Plan.

7.)  However, the Company may adopt a new repurchase plan under the terms of its policy, provided that it is adopted prior to the closing of the regular trading window for the quarter prior to the quarter in which the new plan shall become effective and the new plan shall not become effective until the beginning of the third trading day after the public earnings release for the quarterly period in which the new trading plan is adopted.  The Company may adopt a new Purchase Plan if at that time the Company affirms that it is not in possession of any material nonpublic information regarding its business.

E.)  Termination of this Purchase Plan

1.)  This Purchase Plan will terminate twelve (12) months after the Commencement Date unless earlier terminated in the event one of the following occurs:

a.)  CGM determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as the Company's agent under this Purchase Plan.

b.)  CGM receives notice that the Company has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against the Company and has not been dismissed within sixty (60) calendar days of its filing.

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c.)  The Company notifies CGM in writing that this Plan is terminated.

d.)  The Company notifies CGM that it or a third party publicly has announced (i) a tender or exchange offer for the Stock or (ii) a merger, acquisition, recapitalization or other similar business combination or other transaction, in either event as a result of which the shareholders of the Company prior to the transaction would hold less than a majority of the shares of the surviving entity.

2.)  Any transaction pending at the time CGM receives a notice referred to in Section E.) 1.) shall be completed and CGM shall receive the commission set forth in Section A.) 2.).

F.)  Indemnification and Limitation on Liability

1.)  The Company agrees to indemnify and hold harmless CGM (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney's fees and costs) arising out of or attributable to:  a.) any material breach by the Company of this Purchase Plan (including the Company's representations, warranties and covenants), and b.) any violation by the Company of applicable laws or regulations.  This indemnification will survive the termination of this Agreement.  The Company will have no indemnification obligations in the case of gross negligence or willful misconduct of CGM or any other indemnified person.

2.)  Notwithstanding any other provision herein, neither party will be liable to the other for:  a.) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or b.) any failure to perform or for any delay in performance that results from a cause or circumstance that it beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

3.)  The Company acknowledges and agrees that CGM has not provided the Company with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Company would be entitled to any of the affirmative defenses under the Rule.

G.)  Governing Law

This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State's conflict of laws rules.

H.)  Entire Agreement

This Purchase Plan (including any Annexes or Exhibits) along with the attached agreement letter ("Agreement Letter") constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.  In the event of a conflict between the terms and conditions of this Purchase Plan and the terms and conditions of the Agreement Letter, the terms and conditions of this Purchase Plan shall govern.

I.)  Assignment

This Purchase Plan and each party's rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party's successors and permitted assigns, whether by merger, consolidation or otherwise.

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J.)  Notices

The Company and CGM agree that during the term of this Purchase Plan, they shall only communicate regarding the Purchase Plan in writing. Notices or other communications under this Purchase Plan shall be provided to:

For the Company:	Mentor Corporation 201 Mentor Drive Santa Barbara, California 93111 Attn: General Counsel

For CGM:	Andrew L. Geissler Citigroup Global Markets Inc. 390 Greenwich Street, 5th Floor New York, New York 10013

K.)  Counterparts

This Purchase Plan may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

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                IN WITNESS WHEREOF, the Company and CGM have executed this Purchase Plan as of June 16, 2006.

Mentor Corporation		Citigroup Global Markets Inc.

By:	/s/A. Christopher Fawzy	By:	/s/Robert G. Leonard
Name:	A. Christopher Fawzy	Name:	Robert G. Leonard
Title:	General Counsel	Title:	Managing Direcotr

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APPENDIX A

All Share amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

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